Exhibit (12)

                              SNAP-ON INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Amounts in millions)


                                                       Thirteen Weeks Ended
                                                      ----------------------
                                                      March 30,    March 31,
                                                        2002         2001
                                                      ---------    ---------

Net Earnings                                            $  24.5      $  26.9

Add (deduct):
    Income taxes                                           12.1         15.3
    Minority interest in earnings
     of consolidated subsidiaries                            .2           .4
    Cumulative effect                                      (2.8)         2.5
                                                      ---------    ---------

Net Earnings as Defined                                    34.0         45.1

Fixed Charges:
    Interest on debt                                        7.8          8.9
    Interest element of rentals                             1.3          1.3
                                                      ---------    ---------

Total Fixed Charges                                         9.1         10.2
                                                      ---------    ---------
Total Adjusted Earnings Available
  for Payment of Fixed Charges                          $  43.1      $  55.3
                                                        =======      =======

Ratio of Earnings to Fixed Charges                          4.7          5.4
                                                      =========    =========


For purpose of computing this ratio, "Net Earnings" consists of (a) income from continuing operations before income taxes and adjusted for minority interest, and (b) "Fixed Charges," consists of interest on debt and the estimated interest portion of rents.